Exhibit 3.1

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 084-5708
Website: www.nvsos.gov

	Filed in the office of	Document Number
Certificate of Amendment		20140709021-86 Filling Date and Time
(PURSUANT TO NRS 78.385 AND 78.390)	Ross Miller	10/09/2014 10:55 AM
	Secretary of State	Entity Number
	State of Nevada	E0146522013-6

USE BLACK INK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation

For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

Amarantus BioScience Holdings, Inc.

2. The articles have been amended as follows: (provide article numbers, if available)

The articles of incorporation of the Corporation is hereby amended by amending and restating the first paragraph of Article TV to read in its entirety as follows:

“The total number of shares of capital stock that the Corporation shall have the authority to issue is two billion ten million (2,010,000,000) shares consisting of two billion (2,000,000,000) shares of common stock with a par value of $0.001 per share and ten million (10,000,0000) shares of preferred stock having a stated value of $0.001 per share.”

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 90.2%

4. Effective date and time of filing: (optional)	Date:	Time:

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filling to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State Amend Profit After Revised 11-27-13